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                                                                     Exhibit 2.1

Asset Purchase Agreement made as of May 15, 2002.

Between: CGI Information Systems & Management Consultants, Inc., a corporation incorporated under the laws of the State of Delaware, having its head office at 1013 Centre Road, Wilmington, Delaware 19805, U.S.A., herein acting and represented by its duly authorized representative as he so declares;

                  (hereinafter referred to as the "Purchaser")


And: Netplex Systems, Inc., a corporation incorporated under the laws of the State of Delaware, having its head office at 1800 Robert Fulton Way, Suite 250, Reston, Virginia 20191, U.S.A., herein acting and represented by its duly authorized representative as he so declares;

                  (hereinafter referred to as the "Seller")


Whereas the Seller, through its Retail Practice Division, presently carries on a business of retail systems consulting based in Edmund, Oklahoma (such business as presently carried on, the "Purchased Business");

Whereas the Seller desires to sell and the Purchaser desires to purchase the assets of the Seller pertaining to the Purchased Business upon and subject to the terms and conditions hereinafter set forth;

Therefore, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1.       Interpretation

         1.1      Definitions

                  In this Agreement, unless something in the subject matter or context is inconsistent therewith:

                  1.1.1   "Accounts Receivable" has the meaning set forth in
                          Section 2.1.3;

                  1.1.2 "Agreement" means this agreement and all amendments made hereto by written agreement between the Purchaser and the Seller;

                  1.1.3 "April 26 Statements" means the financial statements of the Seller in respect of the Purchased Business for the period ended on April 26, 2002, consisting of the balance sheet as at April 26, 2002 and the statement of income for the period ended on April 26, 2002, a copy of which is attached hereto as Schedule 1.1.3;

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                  1.1.4   "Assets" has the meaning set forth in Section 2.1;

                  1.1.5   "Assumed Liabilities" has the meaning set forth in
                          Section 2.3;

                  1.1.6 "Business Day" means a day other than a Saturday, Sunday or statutory holiday in either Montreal (Quebec), Reston (Virginia) or Oklahoma City (Oklahoma);

                  1.1.7   "Claims" has the meaning set forth in Section 8.1;

                  1.1.8 "Closing Balance Sheet" means the balance sheet contained in the April 26 Statements;

                  1.1.9 "Encumbrance" in respect of any property or asset, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge, title retention agreement or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, encumbrance, restrictive covenant, right of use or other right or claim of any kind or nature whatsoever which affects ownership of, title to, or the right to possess, use or occupy, such property or assets or any part thereof or interest therein; provided, however, Encumbrances specifically exclude (i) liens for Taxes not yet due and payable, (ii) liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due and payable, (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) retention of title clauses in favor of suppliers in the Ordinary Course of Business, (v) liens that secure liabilities or obligations that constitute Assumed Liabilities or
                          (vi) such defects of title, rights of way, rights of joint or common use of property, easements, encumbrances, and other charges on title (such as those in favor of utilities, landlords and co-tenants) as do not materially interfere with the Assets to which they relate;

                  1.1.10  "End User Licenses" has the meaning set forth in
                          Section 3.13.1;

                  1.1.11 "Fixed Assets" has the meaning set forth in Section 2.1.1;

                  1.1.12  "GAAP" has the meaning set forth in Section 1.5;

                  1.1.13  "Indemnified Party" has the meaning set forth in
                          Section 8.3;

                  1.1.14  "Indemnifying Party" has the meaning set forth in
                          Section 8.3;

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                  1.1.15  "Intangible Assets" has the meaning set forth in
                          Section 2.1.5;

                  1.1.16 "Intellectual Property Rights" means all foreign and domestic intellectual property rights used essentially solely in the Purchased Business, including all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software (including, without limitation, all source and object code, architecture, structure, display screens, layouts and development tools), domain names, inventions, designs, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records and the rights to register the foregoing;

                  1.1.17  "Inventories" has the meaning set forth in Section
                          2.1.2;

                  1.1.18 "Knowledge" means the actual knowledge that a prudent and diligent administrator under such circumstances has or should have in relation with facts or circumstances contemplated by the applicable provisions, it being stipulated that if a director or executive officer of the relevant party has or should have such knowledge on a similar basis, said party shall then be irrevocably deemed to also have such knowledge;

                  1.1.19 "Leased Premises" has the meaning set forth in Section 3.8;

                  1.1.20 "Material Adverse Effect" means any quantifiable event, occurrence, fact, condition, change or effect that is significantly and materially adverse to the operations, results of operations, financial condition, properties (including intangible properties), assets (including intangible assets) or liabilities of the Purchased Business;

                  1.1.21 "Ordinary Course of Business" means substantially the same manner in which the Seller has previously carried on the Purchased Business;

                  1.1.22  "Prepaid Expenses" has the meaning set forth in
                          Section 2.1.4;

                  1.1.23 "Purchase Price" has the meaning set forth in Section 2.2.1;

                  1.1.24 "Purchased Business" has the meaning set forth in the recitals to this Agreement;

                  1.1.25 "Purchaser" means CGI Information Systems & Management Consultants, Inc., a corporation incorporated under the laws of the State of Delaware;


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                  1.1.26  "Seller" means Netplex Systems, Inc., a corporation incorporated under the laws of the State of Delaware;

                  1.1.27  "Sublease" has the meaning set forth in Section 3.8;

                  1.1.28 "Taxes" shall mean any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto); and

                  1.1.29  "Third Party Claim" has the meaning set forth in
                          Section 8.5.1.

          1.2     Headings

                  The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any amendment hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement.

          1.3     Extended Meanings

                  In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, limited liability companies, associations, trusts, unincorporated organizations and corporations.

          1.4     Statutory References

                  In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

          1.5     Accounting Principles

                  Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles ("GAAP"), such reference shall be deemed to be to the generally accepted accounting principles in the United States from time to time approved by the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor

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            institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles and applied in a manner consistent with prior periods of the Seller.

     1.6    Currency

            All references to currency herein are to lawful money of the United States of America.

     1.7    Schedules

            The Schedules annexed hereto and incorporated by reference are deemed to be part hereof.

2.   Purchase And Sale

     2.1    Assets to be Sold and Purchased

            Upon and subject to the terms and conditions hereof, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller all of the rights, title and interest of the Seller in and to the Purchased Business, including, without limitation, in and to all assets of every kind and description and wheresoever situated (the "Assets") and essentially solely used in or related to the conduct of the Purchased Business. Without limiting the generality of the foregoing, the Purchased Business and the Assets sold and purchased hereunder include:

                  2.1.1 all fixed assets used by the Seller essentially solely in connection with the Purchased Business at the date hereof including machinery and equipment, furniture, furnishings, computer hardware and peripheral equipment, supplies and other miscellaneous items used by the Seller essentially solely in connection with the Purchased Business, including, without limiting the generality of the foregoing, the assets described in Schedule 2.1.1 (the "Fixed Assets");

                  2.1.2 all inventories of every kind and nature wherever situated used by the Seller at the date hereof essentially solely in connection with the Purchased Business including, without limiting the generality of the foregoing, the inventories described in
                           Schedule 2.1.2 (the "Inventories");

                  2.1.3 all of the accounts receivable of the Seller relating essentially solely to the Purchased Business at the date hereof including, without limiting the generality of the foregoing, the accounts receivable described in Schedule 2.1.3 and reimbursements of any of those accounts receivable (the "Accounts Receivable");

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                  2.1.4    all pre-paid expenses and deposits of the Seller at
                           the date hereof relating essentially solely to the Purchased Business including all pre-paid taxes and water rates, all pre-paid purchases of gas, oil and hydro, all pre-paid lease payments and, without limiting the generality of the foregoing, the prepaid expenses described in Schedule 2.1.4 (the "Prepaid Expenses");

                  2.1.5 all intangible assets of the Seller at the date hereof relating essentially solely to the Purchased Business other than bank account of the Seller (the "Intangible Assets"), including, without limitation;

                           2.1.5.1 all records of sales, customers lists and suppliers lists relating essentially solely to the Purchased Business;

                           2.1.5.2 all the rights, title and interest of the Seller in the agreements entered into by the Seller relating essentially solely to the Purchased Business, either with customers or suppliers or any other party (other than this Agreement), including without limiting the generality of the foregoing, the material agreements described in Schedule 2.1.5.2;

                           2.1.5.3 all the rights, title and interest of the Seller in the equipment leases described in
                                     Schedule 2.1.5.3;

                           2.1.5.4 all the rights, title and interest of the Seller, if any, in the Sublease;

                           2.1.5.5 all rights, title and interest of the Seller in the unfilled orders received by the Seller essentially solely in connection with the Purchased Business and in the commitments in favour of the Seller for supplies of goods and services entered into in the Ordinary Course of Business for use in the Purchased Business whether or not there are any written contracts in respect thereto, including without limiting the generality of the foregoing, the contract and commitments described in Schedule 2.1.5.5;

                           2.1.5.6 all Intellectual Property Rights of the Seller essentially solely relating to the Purchased Business;

                           2.1.5.7 the goodwill of the Seller relating solely to the Purchased Business;

                           2.1.5.8 all the rights, title and interest of the Seller in the licenses, registrations, permits and quotas required to carry on the Purchased Business in its Ordinary Course of Business; and

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                           2.1.5.9   all the rights title and interest of the
                                     Seller in personnel records, inspection
                                     records and other records, books, documents and data bases recorded or stored by means of any device, including in electronic form, relating to the Purchased Business, the Assets and those employees who are, pursuant to the provisions of this Agreement, to be employed by the Purchaser as are in the possession or under the control of the Seller; provided that the Seller shall be entitled to retain the originals and will provide to Purchaser copies in lieu thereof of any such personnel records, inspection records and other records, books, documents and data bases that are necessary for the Seller to perform Seller's obligations (a) under this Agreement, (b) under law, or (c) to third parties (e.g., continuing obligations, if any, of Seller to employees); and provided further that, for the avoidance of doubt, the foregoing, and the Assets generally, do not include the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents, records or files relating to the organization, maintenance or existence of the Seller.

     2.2    Purchase Price and Allocation Thereof

            2.2.1 The purchase price for the Purchased Business and the Assets (the "Purchase Price") shall be $4,300,000 payable to the Seller by wire transfer on the date hereof to the accounts specified in Schedule 2.2.1 and shall be allocated substantially in conformance with the value thereof on the Closing Balance Sheet, it being however understood that the amount of the excess of the Purchase Price over such values shall be allocated to goodwill.

            2.2.2 The Seller and the Purchaser, in filing their respective income tax returns, will use the allocations of the Purchase Price as set forth in Section 2.2.1.

     2.3    Obligations and Liabilities Assumed

            The Purchaser will assume, fulfill and perform:

            2.3.1 all of the obligations and liabilities of the Seller under the Sublease and the agreements of the Seller relating to the Purchased Business described in Sections 2.1.5.2 and 2.1.5.3; and

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            2.3.2   all other obligations and liabilities of the Seller relating to the Purchased Business that are set forth on the Closing Balance Sheet and that are still outstanding on the date hereof, or which have arisen in the Ordinary Course of Business in relation to the Purchased Business since April 26, 2002, including the following (the obligations described in Sections 2.3.1 and 2.3.2 being the "Assumed
                    Liabilities"):

                    (i) all accounts payable which have arisen in the Ordinary Course of Business since April 26, 2002;

                    (ii) the accrued expenses which have arisen in the Ordinary Course of Business in relation to the Purchased Business since April 26, 2002;

                    (iii) deferred revenues which have arisen in the Ordinary Course of Business in relation to the Purchased Business since April 26, 2002; and

                    (iv) accrued wages which have arisen in the Ordinary Course of Business in relation to the Purchased Business since April 26, 2002;

                    it being understood that no obligations of the Seller with respect to its line of credit or Taxes related to the Purchased Business and Assets are assumed by the Purchaser;
                    Schedule 2.3.2 hereto provides a breakdown of and relevant details on the accounts payable, accrued expenses, deferred revenues and accrued wages referred to in this Section 2.3.2 but as at April 26, 2002.

     2.4    Obligations and Liabilities Not Assumed

            2.4.1 Except as explicitly and specifically provided in Section 2.3, the Purchaser shall not assume and shall not be liable or responsible for any obligations, commitments or liabilities, contingent or otherwise, and whether disclosed or undisclosed (i) related to the Assets or the Purchased Business whatsoever arising or accruing prior to the date hereof, or (ii) of the Seller and without limiting the generality of the foregoing, except as explicitly and specifically provided in this Agreement, the Purchaser shall not assume and the Seller shall remain responsible for, and shall indemnify the Purchaser for, any of the following liability:

                    2.4.1.1 any Taxes that may be or become payable by the Seller resulting from or arising as a consequence of the sale by the Seller to the Purchaser of the Purchased Business and the Assets hereunder;

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                    2.4.1.2  any indebtedness of the Seller to its bankers,
                             shareholders or any other person; and

                    2.4.1.3 any Claims arising out of conduct of the Seller other than in the Ordinary Course of Business, prior to the date hereof.

     2.5    Tax Reporting

            Each of the Purchaser and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local taxation, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the Purchase Price made pursuant to Section 2.2.1 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Each of the Purchaser and the Seller agrees to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the acquisition by the Purchaser of the Assets, with their respective federal income tax returns for this year, consistent with the allocations made pursuant to Section 2.2.1.

3.   Seller's Representations And Warranties

     Except as otherwise indicated, the Seller represents and warrants to the Purchaser as follows, it being acknowledged by the Seller that the Purchaser is relying upon such representations and warranties in purchasing the Assets.

     3.1    Organization

            The Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the full corporate power to own all of the Assets and to carry on the Purchased Business, and is duly qualified as a corporation to do business in each jurisdiction in which the Purchased Business is carried on and the Seller has made all necessary material filings under all applicable corporate, securities and taxation laws or any other laws to which the Seller is subject.

     3.2    Authority

            3.2.1 The Seller has good and sufficient power, authority and right to enter into and deliver this Agreement and to perform its obligations hereunder and the Seller has good and sufficient power, authority and right to transfer the legal and beneficial title and ownership of the Assets to the Purchaser as set forth herein free and clear of all Encumbrances and any other rights of others and all requisite director, shareholder or other corporate approval on the part of the Seller have been obtained to permit the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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            3.2.2   This Agreement constitutes a valid and legally binding
                    obligation of the Seller enforceable against the Seller in accordance with its terms, except that (a) rights to indemnification may be limited by law (including rules and regulations promulgated thereunder) or public policy, (b) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (c) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.2.3 The Seller represents and warrants that there is no contract, option or any other right of another binding upon, or which at any time in the future may become binding upon the Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement or that would restrain or prevent the consummation of the transactions contemplated by this Agreement; provided, however that this representation and warranty is conditioned upon payment of the Purchase Price on the date hereof in accordance with Section 2.2.1.

                    3.2.4.1 Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Seller will result in:

                    3.2.4.1 the violation of any of the provisions of the charter documents or by-laws of the Seller;

                    3.2.4.2 the violation of any agreement or other instrument to which the Seller is a party or by which it is bound;

                    3.2.4.3 the violation of any applicable law, rule, regulation, judgment, order or decree;

                    3.2.4.4  the creation of any Encumbrance upon the Assets; or

                    3.2.4.5 a conflict with, breach of or creation of an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or an event which would give any party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Seller is a party or by which the Seller or the Assets are bound or affected;

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                                      -11-

                             provided, however, that representations and warranties set forth in Sections 3.2.4.2, 3.2.4.4 and 3.2.4.5 are conditioned upon payment of the Purchase Price on the date hereof in accordance with Section 2.2.1.

     3.3    Financial

            3.3.1 Except as set forth in Schedules 1.1.3 or 3.3.1, the April 26 Statements (including, without limitation, the Closing Balance Sheet):

                    3.3.1.1 are in accordance with the books and accounts of the Seller as at April 26, 2002;

                    3.3.1.2 are true, complete (except for the absence of a statement of cash flows, footnotes and intercompany charges, credits and allocation) and correct and present fairly the financial position of the Purchased Business as at April 26, 2002;

                    3.3.1.3 have been prepared in accordance with GAAP (except for the absence of a statement of cash flows, footnotes and intercompany charges, credits and allocation);

                    3.3.1.4 present fairly all of the assets and liabilities of the Purchased Business as at April 26, 2002 including, without limiting the generality of the foregoing, all contingent liabilities of the Purchased Business as at April 26, 2002 to the extent required by GAAP.

            3.3.2 The Accounts Receivable are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions including contract billings in the Ordinary Course of Business, and are believed by the Seller to be fully collectible in the Ordinary Course of Business within 90 days after the applicable date due, except, in the case of accounts receivable appearing on the Closing Balance Sheet, to the extent of the reserves for doubtful accounts reflected thereon. The reserve for doubtful accounts on the Closing Balance Sheet has been determined in accordance with GAAP consistent with past practice.

     3.4    Tax Matters

            The Seller has duly filed with the appropriate government agencies all tax returns and reports required to be filed by it with respect to the Purchased Business and the Assets. No waiver of any statute of limitations relating to Taxes has been executed or given by the Seller. All Taxes, assessments, fees and other governmental charges upon the Seller or upon any of its properties, assets, revenues, income and franchises, that may affect the Purchased Business or the Assets, and which are owed with respect to any period ending on or before the

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                                      -12-

            date of this Agreement have been paid, other than those currently payable or payable in the future, without penalty or interest. The Seller has withheld and paid all Taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No federal tax return of the Seller is currently under audit by the Internal Revenue Service, and no other tax return of the Seller is currently under audit by any other taxing authority. Neither the Internal Revenue Service nor any other taxing authority is now asserting or to the Seller's Knowledge threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on the Purchased Business or the Assets.

     3.5    Absence of Changes

            3.5.1   Since April 26, 2002:

                    3.5.1.1 there has been no change in the business, operations or condition of the Purchased Business, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, whether or not covered by insurance, except changes occurring in the Ordinary Course of Business which have not materially adversely affected the business, operations or condition of the Purchased Business, financial or otherwise;

                    3.5.1.2 the Purchased Business has been carried on in the Ordinary Course of Business and the Seller has not entered into any transaction out of the Ordinary Course of Business;

                    3.5.1.3 the Seller has not disposed of any machinery, inventory or equipment of the Purchased Business other than in the Ordinary Course of Business;

                    3.5.1.4 the Seller has not made any purchase, sale or disposition of any asset or property of the Purchased Business other than in the Ordinary Course of Business;

                    3.5.1.5 no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) relating essentially solely to the Purchased Business involving more than $25,000 to which the Seller is a party or by which it is bound;

                    3.5.1.6 the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights other than in the Ordinary Course of Business;

                    3.5.1.7 the Seller has not with respect to the Purchased Business entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or agreement other than for hourly workers hired or given wage increases by oral agreement;

                    3.5.1.8 the Seller has not granted any bonuses or other increase in the compensation of any of the employees who provide services essentially solely to the Purchased Business, and has not increased the compensation to any other employees or independent contractors who provide services essentially solely to the Purchased Business, outside the Ordinary Course of Business;

                    3.5.1.9 the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment covering the employees who provide services essentially solely to the Purchased Business;

                    3.5.1.10 the Seller has not made any other change in employment terms for any of its employees who provide services essentially solely to the Purchased Business, outside the Ordinary Course of Business;

                    3.5.1.11 the Seller has not entered into any contract or agreement relating to capital expenditures with respect to the Purchased Business or with respect to the construction of tenant improvements with respect to any Leased Premises; and

                    3.5.1.12 no customer or supplier of the Seller has indicated that it intends to decrease its business with the Seller with respect to the Purchased Business to the extent that such decrease would reasonably be expected to have a Material Adverse Effect and to the Knowledge of the Seller no customer or supplier intends to change its relationship with the Seller with respect to the Purchased Business in a manner that would reasonably be expected to have a Material Adverse Effect, including following completion of the transactions contemplated hereby.

     3.6    Conduct of Purchased Business

            3.6.1 The Seller is duly licensed or qualified to do business and is in good standing in the jurisdictions set forth in
                    Schedule 3.6.1 which jurisdictions are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of the conduct of the Purchased Business by the Seller makes such qualification necessary. Set forth in Schedule 3.6.1 is each location where the Seller (a) has a place of business with respect to the Purchased Business, and (b) owns or leases property, with respect to the Purchased Business.

            3.6.2 The Seller is, to its Knowledge, conducting the Purchased Business in compliance in all material respects with all applicable laws, rules, regulations, notices, approvals and orders of the State of Oklahoma and of the United States of America and all municipalities thereof in which the Purchased Business is carried on, including, but not limited to the Occupational Safety and Health Act of 1970, as amended, and the Fair Labor Standards Act, is not in breach of any such laws, rules, regulations, notices, approvals or orders and duly possesses all permits and quotas, in those states and all municipalities thereof in which the Seller carries on the Purchased Business to enable the Purchased Business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licenses, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a Material Adverse Effect by virtue of the completion of the transactions contemplated hereby.

            3.6.3 To the Knowledge of the Seller, the operation of the Seller on any lands from which it conducts the operations of the Purchased Business is not subject to any restriction or limitation and is not in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction.

            3.6.4 Attached as Schedule 3.6.4 is a true and complete list of all material licenses, registrations, permits and quotas necessary or required to enable the Purchased Business to be carried on as now conducted and its assets to be owned, leased and operated, and a description of the extent to which such licenses, registrations and permits are transferable by the Seller to the Purchaser on the date hereof.

     3.7    Assets

            3.7.1 Except as set forth in Schedule 3.7, the Seller is the owner of all the Assets, free and clear of all Encumbrances.

            3.7.2 All machinery and equipment owned or used by the Seller essentially solely in the Purchased Business have been properly maintained and are in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for machinery and equipment of comparable age or use in the Ordinary Course of Business.

            3.7.3 All the Inventories are of marketable quality and reasonably fit for their usual purpose.

            3.7.4 There are no outstanding orders, notices or similar requirements relating to the Purchased Business issued by any building, environmental, fire, health, labor or police authorities or from any other federal, state, provincial or municipal authority and there are no matters under discussion between the Seller and any such authorities relating to orders, notices or similar requirements with respect to the Purchased Business.

     3.8    Leased Premises

            With respect to the Purchased Business, the Seller does not own, directly or indirectly, any interest in real property other than the premises that was leased by The Netplex Group, Inc. and located at 13800 Benson Road, Edmond, Oklahoma 73013, U.S.A. (the "Leased Premises"), pursuant to the sublease entered into between The Netplex Group, Inc. and Applied Intelligence Group, Inc., a copy of which has been provided to Purchaser (the "Sublease"). The Purchaser acknowledges that under an oral arrangement between the Purchaser, the sublessor under the Sublease, and the owner of the Leased Premises, the Purchaser will make payment as subtenant under the lease directly to the owner of the Leased Premises. The Parties acknowledge and agree that the Purchaser through its representative has contacted the owner of the Leased Premises and is responsible for any arrangements with respect to occupancy of the Leased Premises or assignment of the Sublease, to the extent it so requires. None of the Seller or The Netplex Group, Inc. has assigned, transferred, conveyed or encumbered any interest in the Leased Premises. The Leased Premises are supplied with utilities and other services reasonably necessary for the operation of the Leased Premises for the Purchased Business as presently conducted.

     3.9    Contracts, Agreements and Commitments

            All contracts, agreements or commitments (written or oral) to which the Seller is a party or by which it is bound essentially solely with respect to the Purchased Business (including without limiting the generality of the foregoing, the agreements referred to in
            Section 2.1.5.2) are legal, binding, valid, enforceable, and in full force and effect. The Seller is not in default (or will be in default with the passage of time or notice or otherwise) under any such contracts, agreements or commitments and there is no reasonably foreseeable cost overrun on any such contracts, agreements or commitments. No such contracts, agreements or commitments will terminate or give rights to third parties as a result of the sale of the Purchased Business and the Assets to the Purchaser.

     3.10   Interest in Customers, Suppliers and Competitors

            None of the Seller or, to the Knowledge of the Seller, none of the officers or directors of the Seller has any direct or indirect controlling interest in any competitor or supplier of the Purchased Business, or in any person with whom the Seller is doing business.

     3.11   Employees

            3.11.1 The Seller is not a party to or bound by any contract or commitment to pay any management fee pertaining to the Purchased Business.

            3.11.2 The Seller does not have any written employment contract or consulting contract relating to the Purchased Business with any person whomsoever other than those set out in Schedule 3.11.2.

            3.11.3 Schedule 3.11.3 sets out (i) the names of all employees or consultants of the Purchased Business, (ii) their annual salary or remuneration, (iii) their job title, (iv) their total length of employment including any prior employment as disclosed in the Seller's records that would affect calculation of years of service for purposes of benefit entitlement (including statutory notice or statutory severance pay) or pension entitlement, (v) the length of any consulting contract, (vi) whether the employees are union or non-union, (vii) whether any such employees are on any approved or statutory leave of absence and, if so, the reason for the absence, and (viii) other terms and conditions of their employment.

     3.12   Competitive Business

            No supervisory, managerial or executive employee providing services to the Purchased Business has notified the Seller that he/she intends to resign, to establish a competitive business or to take employment with a competitor of the Purchased Business.

     3.13   Intellectual Property Rights; Employee Restrictions

            3.13.1 Schedule 3.13.1 sets forth a complete list of all Intellectual Property Rights owned by, or registered in the name of, the Seller or of which the Seller is the licensor or licensee (other than with respect to "off-the-shelf" software which is generally commercially available to the public at retail and object code end-users licenses entered into in the ordinary course of business that permit use of software products in object code form without a right to modify, distribute or sublicense the same ("End User Licenses") in which the Seller is the licensee of such software) and which are material to use in or necessary for the conduct of the Purchased Business as presently conducted or proposed to be conducted.

            3.13.2 The Seller has either exclusive ownership of, free and clear of claims or rights of any other person, with full right to use, sell, license, sublicense, dispose of and bring actions for infringement of, or possesses licenses or other rights to use all Intellectual Property Rights (including the Intellectual Property Rights listed on Schedule 3.13.1), which rights are sufficient for the conduct of the Purchased Business as presently conducted (other than with respect to End User Licenses).

            3.13.3 No director, officer or shareholder of the Seller has any right to or in the Seller's Intellectual Property Rights. All Intellectual Property Rights that are used or incorporated into the Seller's products or products actively under development and which are proprietary to the Seller were developed by or for the Seller by the current or former employees, consultants or independent contractors of the Seller, or its predecessors in interest who assigned all of their right, title and interest in such Intellectual Property Rights to the Seller or its predecessors, or purchased by the Seller or its predecessors in interest, and are owned exclusively by the Seller, free and clear of claims and rights of any other person.

            3.13.4 The Purchased Business as presently conducted and the developments, production, performance, marketing, licensing, use and servicing of any products or services of the Purchased Business do not infringe upon patent, trademark, copyright, trade secret rights of any third parties or any other intellectual property rights of any third parties and the Seller has not received notice from any third party asserting that any Intellectual Property Rights owned or licensed by the Seller, or which the Seller otherwise has the right to use, is invalid or unenforceable by the Seller or that the use thereof constitutes an infringement of such third party's rights and there is not to the Seller's Knowledge basis for any such claim (whether or not pending or threatened).

            3.13.5 No claim is pending, or, to the Knowledge of the Seller, threatened against the Seller nor has the Seller received any written notice or other written claim from any person asserting that any of the Purchased Business' present or contemplated activities infringe or may infringe upon patent, trademark, copyright, trade secret rights of any third parties or any other intellectual property rights of any third parties, nor is there to the Seller's Knowledge a basis for any such claim (whether or not pending or threatened), and the Seller is not aware of any infringement by any other person of any rights of the Seller under any Intellectual Property Rights.

            3.13.6 The licenses or other agreements under which the Seller is granted Intellectual Property Rights are not material to the conduct and operation of the Purchased Business. All licenses or other agreements under which the Seller is granted Intellectual Property Rights (excluding End User Licenses) are in full force and effect in accordance with their terms and are not terminable by the licensor as a result of the transactions contemplated herein. There is no material default by the Seller thereunder, or to the Seller's Knowledge any other party thereto and, all of the rights of the Seller thereunder are freely assignable without the consent of any party and without payment of any amount. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Purchaser, and the Seller has, to the Seller's Knowledge, no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the Intellectual Property Rights purported to be conferred thereby.

            3.13.7 All licenses or other agreements under which the Seller has granted to others rights to Seller's Intellectual Property Rights are not material to the Purchased Business. All of said licenses or other agreements are in full force and effect and there is no material default by the Seller thereunder, or to the Seller's Knowledge, any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Purchaser.

            3.13.8 The Seller is not making unlawful use of any patent, trademark, copyright, trade secret rights of any third parties or any other intellectual property rights of any third parties in connection with the Purchased Business, including, without limitation, any former employer of any past or present employees of the Seller. Neither the Seller nor any of its employees or consultants has any agreements or arrangements with former employers of such employees relating to any intellectual property rights of such employers, which interfere or conflict with the performance of such employee's duties for the Seller or results in any former employers of such employees having any rights in, or claims on, the Seller's Intellectual Property Rights. The activities of the Purchased Business' employees in connection with the conduct of the Purchased Business do not, to the Seller's Knowledge, violate any agreements or arrangements which any such employees have with former employers.

     3.14   Insurance

            Attached hereto as Schedule 3.14 is a true and complete list of all current insurance policies maintained by the Seller with respect to the Purchased Business that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and a description of any claims made by the Seller thereunder. The Seller is not in default with respect of payment of premiums on any insurance policy held by the Seller with respect to the Purchased Business and no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under such policy.

     3.15   Product Warranty

            No product or service sold or delivered by the Seller with respect to the Purchased Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale given by the Seller in the Ordinary Course of Business and all applicable statutory or common law rules, regulations and laws in connection with the Purchased Business.

     3.16   Product Liability

            To the Knowledge of the Seller, the Seller has no liability (and, to the Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product or service sold or delivered by the Seller in connection with the conduct of the Purchased Business.

     3.17   Full Disclosure

            None of the representations and warranties made by the Seller or made in any certificate furnished or to be furnished by the Seller contain any untrue material statement of fact, or omit to state any fact necessary to take the statements made, in the light of the circumstances under which they were made, not misleading.

     3.18   Actions and Proceedings, etc.

            There are no (i) outstanding judgments, orders, injunctions or decrees of any governmental authority or arbitration tribunal against the Seller, (ii) lawsuits, actions or proceedings pending or, to the Knowledge of the Seller, threatened against the Seller, or (iii) investigations by any governmental authority which are pending or, to the Knowledge of the Seller, threatened against the Seller and which, in the case of each of clauses (i), (ii) and
            (iii), have a Material Adverse Effect on the Purchased Business, the Assets or on the ability of the Seller to consummate the transactions contemplated hereby or to perform the obligations of the Seller under this Agreement.

     3.19   Fees

            Except for fees payable to Decision Point International, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or for which the Purchaser could become liable or obligated.

4.   Survival Of Seller's Representations And Warranties

     All representations and warranties of the Seller set forth in Article 3 shall survive for two years from the date hereof, except that representations and warranties fraudulently made shall survive without limitation.

5.   Purchaser's Representations And Warranties

     The Purchaser represents and warrants to the Seller that:

     5.1    Organization

                  The Purchaser is duly incorporated, organized and validly existing and in good standing under the laws of the State of Delaware.

     5.2    Authority

            5.2.1 The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions contemplated hereby.

            5.2.2 This Agreement has been duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser enforceable in accordance with its terms.

            5.2.3 Neither entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in:

                    5.2.3.1 the violation of any of the provisions of the charter documents or by-laws of the Purchaser;

                    5.2.3.2 the violation of any agreement or other instrument to which the Purchaser is a party or by which it is bound;

                    5.2.3.3 the violation of any applicable law, rule, regulation, judgment, order or decree.

6.   Survival Of Purchaser's Representations And Warranties

     All representations and warranties of the Purchaser set forth in Article 5 shall survive for a period of three years from the date hereof, except that representations and warranties fraudulently made shall survive without limitation.

7.   Covenants

     7.1    Employees

            The Purchaser will offer and undertakes to offer, to employ on and after the date hereof all of the employees who are employed by the Seller in the Purchased Business and whose names are listed in
            Schedule 7.1 on similar terms and conditions of employment as are in effect on the date hereof.

     7.2    Warranty Claims

            The Seller shall be responsible for and covenants that it shall satisfy all valid warranty claims asserted by customers of the Purchased Business after the date hereof in connection with products and services provided to such customers by the Seller through and including the date hereof. Purchaser shall administer and service any and all such warranty claims on behalf of the Seller. The Seller agrees to pay to the Purchaser on demand the Purchaser's costs incurred in connection with any and all such administration and service (consisting of the Purchaser's labor costs and out-of-pocket expenses). In addition, the Purchaser shall have no liability in connection with such warranty claims or the administration and service of the same and the Seller shall indemnify and hold the Purchaser harmless from and against any losses, liabilities, costs or expenses (including reasonable attorneys' fees) incurred by the Purchaser in connection therewith.

     7.3    No Implied Representations, Indemnifications or Warranties

            Purchaser stipulates and agrees that it is purchasing the Purchased Business and the Assets without any representation, indemnification or warranty by Seller except as set forth in this Agreement.

8.   Indemnification; Remedies

     8.1    Indemnification by the Seller

            The Seller shall indemnify and hold the Purchaser harmless from and against any claims, demands, actions, causes of action, judgements, damages, losses, liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' and experts' fees and disbursements), including Tax liabilities (collectively, the "Claims") which may be made against the Purchaser or which it may suffer or incur as a result of, arising out of or relating to:

            8.1.1 any violation, contravention or breach of any covenant, agreement or obligation of the Seller under or pursuant to this Agreement; or

            8.1.2 any incorrectness in, or breach of, any representation or warranty made by the Seller pursuant to Article 3, the disclosure Schedules attached hereto or in any certificate or other document delivered or given pursuant to this Agreement; or

            8.1.3 any liabilities or obligations of the Seller of any nature whatsoever arising after the date hereof in respect of any fact, condition or circumstance existing or occurring on or prior to the date hereof, except for the Assumed Liabilities;

            provided, however that (a) the Seller shall not have any obligation hereunder, including the obligation to indemnify or hold harmless the Purchaser from and against any Claims, or with respect to the existence or occurrence of any matter described in Sections 8.1.1,
            8.1.2 or 8.1.3, until the Purchaser has suffered Claims in excess of $250,000 (the "Threshold Amount"); (b) once such Threshold Amount is attained, the Purchaser shall be entitled to indemnification for the full amount of all such Claims from the first dollar, and (c) the Seller's obligation to indemnify or hold harmless the Purchaser from and against any Claims shall be subject to a $4,000,000 aggregate ceiling (after which point the Seller will have no obligation or with respect to the existence or occurrence of any matter described in Sections 8.1.1, 8.1.2 or 8.1.3, or to indemnify or hold the Purchaser harmless).

     8.2    Indemnification by the Purchaser

            The Purchaser shall indemnify and hold the Seller harmless from and against any Claims which may be made against the Seller or which the Seller may suffer or incur as a result of, arising out of or relating to:

            8.2.1 any violation, contravention or breach of any covenant, agreement, or obligation of the Purchaser under or pursuant to this Agreement;

            8.2.2 any incorrectness in, or breach of, any representation or warranty made by the Purchaser in Article 5, whether or not the Seller relied thereon or had Knowledge thereof; or

            8.2.3 all obligations, including without limitations all Taxes, arising from the operation of the Purchased Business from and after the sale of the Purchased Business hereunder.

     8.3    Indemnifying Party

            The party providing indemnification hereunder (the "Indemnifying Party") shall reimburse, on demand, to the party being indemnified hereunder (the

            "Indemnified Party") the amount of any Claims suffered or incurred by the Indemnified Party, as of the date that the Indemnified Party incurs any such Claims, together with interest thereon from the aforesaid date until payment in full at a rate per annum equal to the annual rate of interest charged by Bank of America, as published, advertised and commonly known from time to time as the reference rate on which are based interest rates for commercial loans granted in the United States of America by such institution, plus two full percentage points, as adjusted, computed and payable monthly, on the first Business Day of each month

     8.4    Indemnified Party

            Within 60 days, upon obtaining knowledge thereof, the Indemnified Party shall notify, in writing, ("Notice of Claim") the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 8 specifying the nature of the Claims, the estimated amount thereof and the Sections of this Agreement which gave rise to the claim of indemnity. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 8. Notwithstanding the previous sentence, a party shall have no liability under this Section for a breach of representation or warranty, unless a Notice of Claim is delivered by the Indemnified Party prior to the Third Anniversary of the date hereof.

     8.5    Third Party Claim

            8.5.1 If any legal proceeding shall be instituted or any claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 8.4 hereof and upon giving notice to the Indemnified Party within 30 calendar days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

                    8.5.1.1 the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

                    8.5.1.2 the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

                    8.5.1.3 the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the

                              Indemnified Party harmless with respect to the Third Party Claim; and

                    8.5.1.4 legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

            8.5.2 Amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or, the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

            8.5.3 Neither party shall be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the other party, unless:

                    8.5.3.1 the terms of the compromise and settlement do not require the other party to admit any wrongdoing or take or refrain from taking any action; and

                    8.5.3.2 both parties receive, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to both parties, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

            8.5.4 If the Indemnifying Party fails within 30 calendar days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 8.5, then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Indemnifying Party to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

            8.5.5 For the avoidance of doubt, a Third Party Claim is a Claim, and thus subject to the limitations set forth in Section 8.1.

9.   General

     9.1    Further Assurances

            The Seller and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the date hereof, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

     9.2    Time of the Essence

            Time shall be of the essence of this Agreement.

     9.3    Commissions

            The Seller and the Purchaser agree to indemnify and save harmless one another from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the transactions contemplated herein, whether such person purports to act or have acted for the Seller or the Purchaser in connection with the transactions contemplated herein.

     9.4    Legal Fees

            Each of the parties hereto shall pay their respective legal and accounting and other professional costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expense whatsoever and howsoever incurred.

     9.5    Public Announcements

            No public announcement or press release concerning the existence of this Agreement, the contents thereof or the transactions contemplated thereby shall be made by the Seller or the Purchaser without the prior written consent and joint approval of the Seller and the Purchaser (except as required pursuant to applicable law including the Purchaser's disclosure obligations under securities legislation).

     9.6    Benefit of the Agreement

            This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of the parties hereto.

     9.7    Entire Agreement

            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, including the Letter of Intent dated March 26, 2002. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

     9.8    Amendments and Waiver

            No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Seller, and the Purchaser and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Seller, in the case of a waiver by Seller or by the Purchaser, in the case of a waiver by Purchaser, and, unless otherwise provided, shall be limited to the specific breach waived.

     9.9    Assignment

            This Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto.

     9.10   Notices

            Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

            To the Purchaser:

            CGI Group Inc.
            1130 Sherbrooke Street West
            Suite 500
            Montreal, Quebec, Canada
            H3A 2MB
            Attention: Mr. Andre Bourque, Senior Vice-President and Chief Legal
            ---------
            Counsel

            Telecopier: (514) 841-3299

            with a required copy to:

            McCarthy Tetrault LLP
            "Le Windsor"
            1170 Peel Street
            5/th/ Floor
            Montreal, Quebec, Canada
            H3B 4S8
            Attention: Mr. Jean-Rene Gauthier
            ---------

            Telecopier: (514) 875-6246

            To the Seller:

            Netplex Systems, Inc.
            1800 Robert Fulton Way
            Suite 250
            Reston, Virginia 20191
            U.S.A.

            Telecopier:  (703) 716-1110

            with a required copy to:

            Arent Fox Kintner Plotkin & Kahn, PLLC
            1050 Connecticut Avenue, Northwest
            Washington, D.C. 20036
            U.S.A.
            Attention: Richard L. Brand, Esq.
            ---------

            Telecopier: (202) 857-6395

            or to such other address, individual or electronic communication number as may be designated by notice given by a party to the others. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered or certified mail, on the third Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

     9.11   Governing Law

            This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule that would cause application of any jurisdiction other than the State of Oklahoma.

     9.12   Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed and original but all of which together shall constitute one and the same instrument.

     9.13   Delivery and Acceptance

            The parties shall be entitled to rely on delivery by facsimile machine of an executed copy of this Agreement and acceptance by a party of such facsimile copy shall be equally effective to create a valid and binding agreement between each of the parties in accordance with the terms hereof.


         [The remainder of this page has been left intentionnally blank]

            IN WITNESS WHEREOF, the parties have executed this Agreement.

                              CGI Information Systems & Management
                              Consultants, Inc.

                              Per:
                                   ---------------------------------------------
                                   Serge Godin, Chairman of the Board, President and Chief Executive Officer

                              Netplex Systems, Inc.

                              Per:
                                   ---------------------------------------------
                                   Gene Zaino, Chairman of the Board